Exhibit 99.2
Trinity Industries, Inc.
Earnings Release Conference Call – Q1 2022
April 27, 2022

Leigh Anne Mann
Vice President, Investor Relations
Thank you, operator. Good morning everyone. We appreciate you joining us for the Company’s first quarter 2022 financial results conference call.
Our prepared remarks will include comments from Jean Savage, Trinity’s Chief Executive Officer and President, and Eric Marchetto, the Company’s Chief Financial Officer. We will hold a Q&A session following the prepared remarks from our leaders.
During the call today, we will reference slides highlighting key points of discussion, as well as certain non-GAAP financial metrics. The reconciliations of the non-GAAP metrics to comparable GAAP measures are provided in the appendix of the supplemental slides, which are accessible on our investor relations website at www.trin.net. These slides can be found under the Events and Presentations portion of the website, along with the First Quarter Earnings Conference Call event link.
A replay of today’s call will be available after 10:30 a.m. Eastern time through midnight on May 4, 2022. The replay number is (877) 344-7529 with an access code of 7333684. A replay of the webcast will also be available under the Events and Presentations page on our Investor Relations website.
It is now my pleasure to turn the call over to Jean.
E. Jean Savage
Chief Executive Officer and President
Thank you, Leigh Anne, and good morning everyone.
Before we get started today, I wanted to point out that both our 2021 Annual Report and our Interim CSR Update Report are available on our website. I am especially proud that our CSR report provides a summary of our first formal materiality assessment, the results of which are driving our ESG strategy forward with a priority focus on employee health and safety; diversity, equity and inclusion; human rights; energy consumption; and reduction of greenhouse gas emissions.
I’ll start my comments on Slide 3. As we have seen some of the pandemic concerns and restrictions easing, it was nice to be back in person and participate in industry events again in the first quarter. We continue to see strengthening market tailwinds as we discussed on our last call. However, new headwinds appear to be developing, including persistent inflation, increasing interest rates, and the ripple effects of the war in Ukraine. Particularly in the U.S., challenges persist in certain labor markets and supply chains as well.
I want to stress the optimism I have about the second half of this year. While we will address some of the headwinds we saw in the first quarter, we continue to expect leasing margins to improve with rising rates and increased utilization of the fleet driven by strong railcar demand. Also, our rail manufacturing backlog is extremely strong, and we’ll start delivering railcars and conversions that were sold in more favorable market conditions as the year progresses. Our book-to-bill in the quarter was over 2.0 times, our future lease rate differential improved to 2.4% and has now been positive for three quarters, and our fleet utilization continues to improve and is back to pre-pandemic levels at 96.5%. Although we will continue to face challenges in the second quarter, our forward-looking metrics support our optimism about a strong second half of 2022, and we are maintaining our EPS guidance with that in mind.
Now turn with me to Slide 4 for a rail market update and commercial overview.
Through the first quarter, we saw continued improvement in demand, which is great, but the rail industry has had difficulty serving that demand. Railroads have been very open about their struggles retaining and hiring labor to scale with the increase in freight demand. Their struggles created a disconnect between weekly carload measures and true freight rail transportation demand. We believe that demand for freight rail transportation is greater than the rail traffic measures would suggest. This disconnect is most evident in the fact that although year-to-date North American rail volumes are down year-over-year, the number of railcars in storage continues to decline. This decline has been steady since the summer of 2020. The downward trend in railcar storage is a function of more demand from shippers to move product, increased scrapping, and slower train speeds. The railroads indicate they are working to improve efficiency and expect to resolve these issues later this year. Improved efficiency is good for traffic growth long-term.
As I mentioned a moment ago, our TrinityRail fleet utilization improved in the quarter to 96.5% as we placed more railcars in service. This was also aided by momentum in our sustainable railcar conversion program. To date, we have converted 1,095 railcars. Remember, these are railcars that would otherwise be under-utilized or scrapped but are instead converted or upgraded to better meet changing market demands and drive higher returns on our invested capital.

Also on lease fleet demand, our FLRD was 2.4% in the quarter, the third consecutive positive quarter, giving us momentum into the revenue tailwind for renewing railcar lease rates.
Railcar orders and deliveries are both up year-over-year as well. In the quarter, our Rail Products Group received orders for 5,055 railcars and delivered 2,470 railcars. The market demand continues to be led by freight cars, and in the first quarter, we saw replacement demand for box cars to serve, predominantly, the paper and food markets. As our order book for 2022 deliveries is close to full, we are now taking orders into 2023.
Deliveries are still being impacted by supply chain disruptions, but we did see on-time deliveries improve steadily through the first quarter due to some easing in pandemic related absenteeism, as well as better internal handling of our inventory and supply chain. We expect to end 2022 with daily railcar production basically doubling from where we started the year; again, another very tangible sign of strong market demand.
Turning to Slide 5, Eric will go into more detail on our financial highlights, but I’d like to just note a few metrics. Our Q1 2022 revenue of $473 million is up 43% from Q1 2021 driven by the strong external deliveries in the quarter. Our GAAP EPS was $0.09 and includes another insurance gain from the Cartersville tornado that benefited the Rail Products segment. Excluding that gain, our adjusted EPS from continuing operations was $0.03.
Our cash flow from continuing operations was $29 million in the quarter and free cash flow was $48 million, both impacted by working capital growth due to manufacturing volume increases and ongoing supply chain inefficiencies.
We believe our business is well prepared to handle these current headwinds of supply chain disruptions, high input costs, and freight surcharges, but we are not immune to their effects. We are managing these challenges, and this is especially apparent in our working capital growth. Our mitigation efforts include intentionally building up inventory to dampen the effect of supply chain unreliability.
Now moving to Slide 6 and a discussion on our business segments.
In our leasing business, our revenues are up slightly quarter over quarter but have remained pretty flat over the last year as our utilization is improving, while the overall size of the lease fleet has decreased slightly. Lease rates are down slightly on average due to the mix of the fleet and the timing of fleet renewals. As a reminder, our average remaining lease term is about three years, so while renewals and renewal rates are positive, it takes time to see this flow through the results.

Our operating margins in the leasing segment were challenged this quarter due to a few factors. We saw an increase in the cost and volume of maintenance activities. Additionally, as we have stated before, the sustainable railcar conversion requires accelerated depreciation on donor railcars. The railcars that are the best candidates for conversion are younger railcars, so the impact of the accelerated depreciation can meaningfully reduce operating margins in the near-term. However, we continue to believe this program is a worthwhile investment in future benefit as the railcars drive more profitability to the fleet.
Moving to Rail Products, quarterly revenue was down sequentially due to the timing of deliveries but still reflects substantial growth and improving fundamentals year-over-year. Looking forward, our orders taken in the first quarter were strong and reflected growth from both a revenue and a margin perspective.
Operating margin in the segment was 0.2%, but includes a gain of $6.4 million from insurance proceeds from the Cartersville tornado. We have removed this gain when calculating adjusted EPS but, as a point of reference, Rail Products margin would have been a negative 1.4% excluding this gain.
Operating margins in the Rail Products Group remain challenged. As I mentioned on our call in February, in the first half of the year, we are delivering railcars that were ordered at the bottom of the cycle, including some fixed price contracts, which have been negatively impacted by high steel and raw material prices. The orders we are taking today, and the orders we will be delivering in the back half of 2022, reflect much stronger pricing, and when those orders start to deliver, we expect to see a meaningful step change in our margins in the segment. In addition to the input cost inflation, margins in the segment were also impacted due to a higher level of production line changeovers.
Additionally, our maintenance services business struggled in the quarter, largely due to very high absenteeism in January due to the omicron wave leading to operating inefficiencies. As so many other companies have mentioned, omicron was a meaningful disruption to our business in Q1 but quickly subsided.
We have previously talked about difficulties in hiring and retention, specifically in the United States. We are making changes to our compensation and benefits to stay competitive in the marketplace. While early, we are starting to see improvement.
Moving to Slide 7, I wanted to highlight a few improvements on our strategic initiatives. Our LTV in the quarter of 63.8% is within our target range of 60% to 65%. We are in year 2 of the 3-year plan we laid out at our Investor Day in 2020 and think we are well-positioned to reach the goals we presented to you then, including a mid-teen Pre-Tax ROE goal.
And now I’ll turn the call to Eric to go into more detail on our financial results and our guidance for the rest of the year.
Eric R. Marchetto,
Executive Vice President and Chief Financial Officer
Thank you, Jean – and good morning everyone.
There are a few things I wanted to point out before talking about the quarter’s results.
First, in 2020, we introduced the Future Lease Rate Differential, or “FLRD.” This metric calculates the implied change in revenue for railcar leases expiring over the next four quarters assuming they were renewed at the current transacted lease rate for each railcar type. We have refined the way we aggregate the data to better correlate with actual revenues and have adjusted the FLRD to account for this change in prior periods as you will see on the trend line on Slide 4. The goal of this metric is the same, and we view it as a good indicator of the direction of our future leasing revenue.
As we previously announced, we priced a $245 million asset backed securitization that is expected to close tomorrow. The debt is backed by a discrete pool of railcar assets that TILC will continue to own and manage. This financing is critical to our ongoing balance sheet management as the majority of the railcars that will serve as collateral for this debt will come from our warehouse facility, freeing up more availability. At an interest rate of 4.55%, it is clear that we are in a different financing environment than last year, but we were very pleased with investor interest in our securitization program. As we move forward, we will evaluate the most attractive financing structures for our capital needs.
Now please turn to Slide 8 with highlights from our financial statements, starting with the income statement.
Total revenues of $473 million in the quarter were relatively flat sequentially and up significantly from the first quarter 2021. The year-over-year increase is driven by increased Rail Products deliveries. Our first quarter GAAP EPS from continuing operations was $0.09, but adjusting for the Cartersville gain previously mentioned, our adjusted EPS was $0.03. We also benefited in the quarter from a gain of $11 million that came from railcar portfolio sales and a gain of $7 million on the sale of a non-operating property. Railcar portfolio sales are a normal part of our business, and you can expect to see them periodically.

I also wanted to briefly talk about our results in discontinued operations, which you will see in our 10-Q that we will file later today. In the quarter, we recorded additional legal and transaction costs incurred in the period related to the highway products business that we sold in the fourth quarter of 2021.
Moving to the cash flow statement, cash flow from continuing operations was $29 million, and free cash flow after investments and dividends was $48 million. Our cash flow was negatively impacted in the quarter by increases in working capital requirements and continued supply chain issues. As operating conditions normalize, we expect to see cash flow improve significantly.
We paid $19 million in dividends in the quarter. As a reminder, we are unable to buy back any additional shares until the accelerated share repurchase program is complete, which we expect by the third quarter. Our current share repurchase authorization has $73 million remaining and expires at the end of the year.
Moving to Slide 9, we remain diligent in optimizing our balance sheet and have liquidity of $718 million as of March 31st. As you can see from our reported results, we have benefited from lower interest expense resulting from our previous financings. Having fixed approximately 75% of our debt at rates that are attractive relative to the current market, we believe our debt profile and maturity schedule will help dampen the impact of the current rising rate environment.
I’d like to reinforce the guidance we gave on our last call summarized on Slide 10. We are leaving our guidance unchanged, as our first quarter results are in line with expectations. As Jean mentioned, our 2022 forecast is significantly weighted in the second half of the year.
For the full year, we see industry railcar deliveries to be between 40,000 and 50,000 railcars. Recent order and inquiry activity suggest virtually all of the deliveries are in the industry backlog. It’s also worth noting once again these delivery numbers do not take railcar conversions into account.
Our long-term commitment to disciplined investment in the fleet remains, and we are anticipating net fleet investment of $450 million to $550 million in the year depending on the timing of deliveries. Embedded in this number are secondary market purchases, which we are anticipating to be meaningful this year. As we think about our three year fleet investment targets, we are balancing our fleet investment in a period of increased demand for new railcar leases with a very active secondary market. We will continue to allocate capital to generate long-term shareholder value.
We expect manufacturing and general capital expenditures of $35 million to $45 million, which will be primarily related to investments in safety, efficiency, and automation.

And finally, we expect adjusted earnings per diluted share from continuing operations of $0.85 to $1.05 for the full year, excluding any one-time items like the Cartersville gain this quarter. As we move into the second half of the year, we will see substantial growth in our business, and we are confident that we have the initiatives in place to enable us to overcome the current headwinds in our business.
As Jean mentioned, our rate of new railcar production will increase significantly through the year based on the visibility from the orders we have booked in the last few months, and we expect that to be evident in higher revenues. We expect to exit the year with mid to high single digit margins in Rail Products, hitting the goal we introduced at our Investor Day.
We expect similar trends in leasing, with higher lease rates driving up revenue in the segment and normalization of maintenance costs driving up margins in the group. We are seeing increased interest in utilizing existing railcars due to the rise in prices of new railcars. Given higher demand, we are able to raise the rates on these older railcars that have a lower cost basis and thus improve our return on equity.
In closing, Trinity has greater near-term visibility, and this allows us to have confidence in the Company’s ability to achieve our guidance for the year, as well as our long-term return goals. We look forward to sharing our progress with you.
And now, operator, we are ready for our first question.
E. Jean Savage
Chief Executive Officer and President
Thank you everyone for joining us this morning.
The excitement for the second half of the year is high. As we shared with you today, we look around our business and see improving metrics and data that forecast higher returns and earnings later in the year. We look forward to seeing our hard work pay off and reporting those positive results with you. Thank you for your support of Trinity, and please reach out to Leigh Anne with any further questions.